Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2014 FIRST QUARTER RESULTS

First Quarter 2014 Highlights:
•Net sales increased 6.7% to $414 million;
•Diluted earnings per share increased 61.5% to $0.42;
•Aerospace sales increased 13.9% to $149 million;
•Organic sales per sales day growth of 1.9% at Distribution

BLOOMFIELD, Connecticut (April 28, 2014) - Kaman Corp. (NYSE:KAMN) today reported financial results for the first quarter ended March 28, 2014.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the three months ended
	March 28, 2014	March 29, 2013	Change
Net sales:
Distribution	$264,870	$257,168	$7,702
Aerospace	149,062	130,907	18,155
Net sales	$413,932	$388,075	$25,857

Operating income:
Distribution	$11,135	$4,630	$6,505
Aerospace	22,021	20,911	1,110
Net (loss) gain on sale of assets	(111)	(79)	(32)
Corporate expense	(12,056)	(11,695)	(361)
Operating income	$20,989	$13,767	$7,222

Adjusted EBITDA*:
Distribution	$14,120	$7,501	$6,619
Aerospace	25,805	24,551	1,254
Net (loss) gain on sale of assets	(111)	(79)	(32)
Corporate expense	(10,613)	(10,570)	(43)
Adjusted EBITDA	$29,201	$21,403	$7,798

Diluted earnings per share	$0.42	$0.26	$0.16

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “We began 2014 on a positive note, with revenue growth of 6.7% and improved margins driving a 52.5% increase in operating income. Momentum in the first quarter was led by solid execution at Aerospace, coupled with continued organic growth and substantial margin improvement at Distribution.

Aerospace continued its strong performance, with our specialty bearing products posting a solid quarter combined with margin contributions from our New Zealand SH-2G(I) helicopter and JPF programs. Of note, we received $52.4 million of JPF orders, increasing our program backlog to $131 million, and during April, we conducted our first test flight of a reconfigured SH-2G(I) aircraft, a significant milestone as we get closer to our first aircraft delivery later this year.

Distribution results for the quarter were encouraging, as organic sales per sales day increased 1.9%, despite adverse weather conditions in January and February. Excluding restructuring costs incurred in the prior year, operating margin improved more than 120 basis points, driven by operating leverage associated with positive organic growth and costs savings from our 2013 restructuring.

Finally, we completed the previously announced acquisition of selected assets of B.W. Rogers last week. Including the acquisition, Kaman is now one of the largest Parker distributors in North America, with more than 40 locations broadly authorized to distribute Parker product directly, with another 200 locations authorized through our national reseller agreement."

Distribution Segment

Table 2. Summary of Distribution Segment Information (in thousands)
	For the three months ended
	March 28, 2014	March 29, 2013	Change
Net sales	$264,870	$257,168	$7,702
Operating income	$11,135	$4,630	$6,505
% of sales	4.2%	1.8%	2.4%

The increase in sales reflects $6.9 million in sales from acquisitions and an increase of $0.8 million in organic sales, despite one fewer sales day during the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). (See Table 6 for additional details regarding the Segment's sales per sales day performance.)

The increase in operating income was driven primarily by the absence of $3.0 million in restructuring costs, the expense savings resulting from the 2013 restructuring activities and higher sales volume with corresponding gross profit.

Aerospace Segment

Table 3. Summary of Aerospace Segment Information (in thousands)
	For the three months ended
	March 28, 2014	March 29, 2013	Change
Net sales	$149,062	$130,907	$18,155
Operating income	$22,021	$20,911	$1,110
% of sales	14.8%	16.0%	(1.2)%

Sales increased due to work performed on our SH-2G(I) contract with New Zealand, higher JPF shipments and increased volume on certain composite structure programs. These increases were partially offset by a reduction in sales for our BLACK HAWK helicopter cockpit program and engineering design services.

As expected, operating margin in the first quarter of 14.8% was lower than the 16.0% achieved in the prior year, primarily due to sales mix. The increase in operating income dollars is due to gross profit on the sales increases noted above, partially offset by reduced gross profit resulting from a higher mix of lower margin composite structure programs, lower BLACK HAWK helicopter cockpit demand and sales mix within our bearing products.

Outlook

We have updated our outlook to reflect the closing of the B.W. Rogers acquisition on April 25, 2014. For 2014 we expect sales for this acquisition to be in the range of $65 million to $70 million and expect the transaction to be modestly accretive on a GAAP basis. In connection with the acquisition, we expect to incur approximately $1.5 million of one-time costs, as well as, $1.7 million of expense for the amortization of intangible assets in 2014. Our updated outlook for 2014 is as follows:

•	Distribution:

◦	Sales of $1,180 million to $1,220 million

◦	Operating margins of 4.7% to 5.2%

•	Aerospace:

◦	Sales of $640 million to $660 million

◦	Operating margins of 16.5% to 17.0%

•	Interest expense of approximately $13.5 million

•	Corporate expenses of approximately $52 million

•	Estimated annualized tax rate of approximately 35%

•	Depreciation and amortization expense of approximately $38 million

•	Capital expenditures of $35 million to $40 million

•	Free cash flow* in the range of $43 million to $48 million

Chief Financial Officer, Robert D. Starr, commented, "We delivered solid results for the quarter with EPS increasing 62% over the prior year to $0.42. Quarterly sales of $414 million, were driven by a 13.9% increase in our Aerospace segment and a 3.0% increase in our Distribution segment.

During the quarter we made strong progress on our growth initiatives. At Aerospace we have successfully begun production at our new bearings facility in Hochstadt, Germany, and our new tooling facility in Burnley, Lancashire, UK. At Distribution we closed on the B.W Rogers acquisition and have made significant strides towards achieving the targeted expansion of our sales force.

With the closing of the B.W. Rogers acquisition this month, we have updated our outlook for the full year. We are reaffirming our base outlook and continue to expect approximately 60% of our full year cumulative earnings in the second half with meaningful sequential improvement over the remainder of the year. We anticipate the transaction will be accretive in 2014, excluding amortization of intangibles and one-time expenses, such as integration costs.

Finally, due to the numerous investments we have made over the course of the past few years we have included Adjusted EBITDA* to provide an alternative earnings metric that we believe provides further insight into the underlying performance of our business."

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, April 29, 2014, at 8:30 AM ET. Listeners may access the call live by telephone at (866) 318-8616 and from outside the U.S. at (617) 399-5135; (passcode: 66956338); or, via the Internet at www.kaman.com. A replay will also be available two hours after the call and can be accessed at (888) 286-8010 or (617) 801-6888 using the passcode: 50637293. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 4. Summary of Segment Information (in thousands)
	For the three months ended
	March 28, 2014	March 29, 2013
Net sales:
Distribution	$264,870	$257,168
Aerospace	149,062	130,907
Net sales	$413,932	$388,075

Operating income:
Distribution	$11,135	$4,630
Aerospace	22,021	20,911
Net gain (loss) on sale of assets	(111)	(79)
Corporate expense	(12,056)	(11,695)
Operating income	$20,989	$13,767

Depreciation and Amortization:
Distribution
Depreciation	$1,366	$1,380
Amortization	1,619	1,491
Total	$2,985	$2,871
Aerospace
Depreciation	$2,951	$2,833
Amortization	833	807
Total	$3,784	$3,640
Corporate
Depreciation	$1,051	$740
Amortization	392	385
Total	$1,443	$1,125

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Adjusted EBITDA - Adjusted EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is calculated on our consolidated results as well as the results of our reportable segments. Adjusted EBITDA differs from Segment Operating Income, as calculated in accordance with GAAP, in that it excludes depreciation and amortization. We have made numerous investments in our business, such as acquisitions and increased capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and new ERP systems. Based on these investments, Management believes Adjusted EBITDA provides an additional perspective on the operating results of the organization and earnings capacity and helps improve the comparability of our results between periods by eliminating the impact of non-cash depreciation and amortization expense. Adjusted EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of Adjusted EBITDA, as presented, may differ from similarly titled measures reported by other companies.

Table 5. Adjusted EBITDA (in thousands)
	For the three months ended
	March 28, 2014	March 29, 2013
Adjusted EBITDA
Distribution
Operating Income	$11,135	$4,630
Depreciation and Amortization	2,985	2,871
Adjusted EBITDA	$14,120	$7,501

Aerospace
Operating Income	$22,021	$20,911
Depreciation and Amortization	3,784	3,640
Adjusted EBITDA	$25,805	$24,551

Corporate expense
Operating expense	$(12,056)	$(11,695)
Depreciation and Amortization	1,443	1,125
Adjusted EBITDA	$(10,613)	$(10,570)

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP net sales of the Distribution segment less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially days that the Company's branch locations are open for business and exclude weekends and holidays. Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on April 28, 2014. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 6. Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	March 28, 2014	March 29, 2013
Net sales: Distribution	$264,870	$257,168
Acquisition related sales	6,866	—
Organic sales	258,004	257,168
Sales days	62	63
Organic sales per sales day	$4,161	$4,082
% change	1.9%	3.4%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Consolidated Statements of Cash Flows included in this release.

Table 7. Free Cash Flow (in thousands)
	For the Three Months Ended	For the Three Months Ended	For the Three Months Ended
	March 28, 2014	March 29, 2013	2014 vs. 2013
Net cash used in operating activities	$(11,970)	$(34,562)	$22,592
Expenditures for property, plant & equipment	(11,660)	(11,841)	181
Free Cash Flow	$(23,630)	$(46,403)	$22,773

Table 8. Free Cash Flow - 2014 Outlook (in millions)	2014 Outlook

Free Cash Flow:
Net cash provided by operating activities	$78.0	to	$88.0
Expenditures for property, plant and equipment	35.0	to	40.0
Free Cash Flow	$43.0	to	$48.0

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 9. Debt to Capitalization (in thousands)
	March 28, 2014	December 31, 2013
Notes payable	$—	$559
Current portion of long-term debt	12,500	10,000
Long-term debt, excluding current portion	279,132	264,655
Debt	291,632	275,214
Total shareholders' equity	521,615	511,292
Capitalization	$813,247	$786,506
Debt to capitalization	35.9%	35.0%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service locations and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) changes in geopolitical conditions in countries where the company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the conclusion to government inquiries or investigations regarding government programs, including the resolution of the Wichita subpoena matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (x) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xi) the accuracy of current cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xii) the profitable integration of acquired businesses into the company's operations; (xiii) the ability to implement our ERP systems in a cost-effective and efficient manner, limiting disruption to our business, and to capture their planned benefits while maintaining an adequate internal control environment; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvii) future levels of indebtedness and capital expenditures; (xviii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xix) the effects of currency exchange rates and foreign competition on future operations; (xx) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxi) future repurchases and/or issuances of common stock and (xxii) other risks and uncertainties set forth in our 2013 Form 10-K.

Any forward-looking information provided in this report should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (unaudited)

	For the Three Months Ended
	March 28, 2014	March 29, 2013
Net sales	$413,932	$388,075
Cost of sales	299,071	277,809
Gross profit	114,861	110,266
Selling, general and administrative expenses	93,761	96,420
Net loss on sale of assets	111	79
Operating income	20,989	13,767
Interest expense, net	3,109	3,068
Other expense (income), net	202	331
Earnings before income taxes	17,678	10,368
Income tax expense	6,221	3,214
Net earnings	$11,457	$7,154

Earnings per share:
Basic earnings per share	$0.43	$0.27
Diluted earnings per share	$0.42	$0.26
Average shares outstanding:
Basic	26,923	26,658
Diluted	27,591	27,054

Dividends declared per share	$0.16	$0.16

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	March 28, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$7,987	$10,384
Accounts receivable, net	227,463	205,873
Inventories	378,467	390,495
Deferred income taxes	30,916	30,128
Income tax refunds receivable	—	2,297
Other current assets	29,820	26,028
Total current assets	674,653	665,205
Property, plant and equipment, net of accumulated depreciation of $172,547 and $167,282, respectively	151,408	148,508
Goodwill	204,069	203,923
Other intangible assets, net	86,974	89,449
Deferred income taxes	7,378	10,287
Other assets	23,357	23,259
Total assets	$1,147,839	$1,140,631
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$—	$559
Current portion of long-term debt	12,500	10,000
Accounts payable – trade	118,667	119,482
Accrued salaries and wages	30,773	33,677
Advances on contracts	2,332	9,470
Other accruals and payables	52,248	54,095
Income taxes payable	1,575	673
Total current liabilities	218,095	227,956
Long-term debt, excluding current portion	279,132	264,655
Deferred income taxes	3,752	3,855
Underfunded pension	75,728	85,835
Other long-term liabilities	49,517	47,038
Commitments and contingencies (Note 9)
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 27,357,325 and 27,189,922 shares issued, respectively	27,357	27,190
Additional paid-in capital	137,427	133,517
Retained earnings	446,580	439,441
Accumulated other comprehensive income (loss)	(80,683)	(81,121)
Less 364,314 and 330,487 shares of common stock, respectively, held in treasury, at cost	(9,066)	(7,735)
Total shareholders’ equity	521,615	511,292
Total liabilities and shareholders’ equity	$1,147,839	$1,140,631

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Three Months Ended
	March 28, 2014	March 29, 2013
Cash flows from operating activities:
Net earnings	$11,457	$7,154
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	8,212	7,635
Accretion of convertible notes discount	473	450
Provision for doubtful accounts	111	638
Net loss on sale of assets	111	79
Net loss (gain) on derivative instruments	87	177
Stock compensation expense	1,314	1,187
Excess tax (benefit) from share-based compensation arrangements	(522)	(248)
Deferred income taxes	1,628	(1,894)
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(21,752)	(28,553)
Inventories	11,959	(14,768)
Income tax refunds receivable	2,297	—
Other current assets	(3,308)	(332)
Accounts payable - trade	(8,191)	(4,686)
Accrued contract losses	(738)	12
Advances on contracts	(7,139)	(421)
Other accruals and payables	(3,332)	107
Income taxes payable	897	(745)
Pension liabilities	(9,309)	(2,904)
Other long-term liabilities	3,775	2,550
Net cash used in operating activities	(11,970)	(34,562)
Cash flows from investing activities:
Proceeds from sale of assets	6	8
Expenditures for property, plant & equipment	(11,660)	(11,841)
Acquisition of businesses	(160)	—
Other, net	(655)	(131)
Cash used in investing activities	(12,469)	(11,964)
Cash flows from financing activities:
Net borrowings under revolving credit agreements	15,995	46,815
Debt repayment	—	(2,500)
Net change in bank overdraft	8,389	4,057
Proceeds from exercise of employee stock awards	2,120	1,482
Purchase of treasury shares	(687)	(613)
Dividends paid	(4,298)	(4,256)
Other	—	(51)
Windfall tax benefit	522	248
Cash provided by financing activities	22,041	45,182
Net decrease in cash and cash equivalents	(2,398)	(1,344)
Effect of exchange rate changes on cash and cash equivalents	1	(140)
Cash and cash equivalents at beginning of period	10,384	16,593
Cash and cash equivalents at end of period	$7,987	$15,109